Execution Version

CONTRIBUTION AGREEMENT
dated as of November 7, 2018
by and among
OMS HOLDINGS LLC,
OASIS MIDSTREAM SERVICES LLC,
OMP GP LLC,
OASIS MIDSTREAM PARTNERS LP,
OMP OPERATING LLC
and,
for purposes of Articles VI and VIII hereof,
OASIS PETROLEUM INC.

i

ii

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made as of November 7, 2018 by and among OMS Holdings LLC, a Delaware limited liability company (“OMS Holdings”), Oasis Midstream Services LLC, a Delaware limited liability company (“OMS”), OMP GP LLC, a Delaware limited liability company (the “General Partner”), Oasis Midstream Partners LP, a Delaware limited partnership (“OMP”), and OMP Operating LLC, a Delaware limited liability company (“OMP Operating”), and for purposes of Article VI and Article VIII hereof, Oasis Petroleum Inc., a Delaware corporation (“Oasis”).
RECITALS
WHEREAS, OMS is a wholly owned subsidiary of OMS Holdings and OMP Operating is a wholly owned subsidiary of OMP;
WHEREAS, prior to the consummation of the Transaction (as defined below), OMS owns 90% of the issued and outstanding limited liability company interests in, and is a member of, Bobcat DevCo LLC, a Delaware limited liability company (“Bobcat DevCo”), and 60% of the issued and outstanding limited liability company interests in, and is a member of, Beartooth DevCo LLC, a Delaware limited liability company (“Beartooth DevCo” and, together with Bobcat DevCo, the “DevCos”);
WHEREAS, prior to the consummation of the Transaction, OMP Operating owns 10% of the issued and outstanding limited liability company interests in, and is a member of, Bobcat DevCo and 40% of the issued and outstanding limited liability company interests in, and is a member of, Beartooth DevCo;
WHEREAS, OMS Holdings desires to cause OMS to contribute an additional 15% limited liability company interest in Bobcat DevCo and an additional 30% limited liability company interest in Beartooth DevCo (collectively, the “Subject Interests”) to OMP Operating, as the designee of OMP, and OMP desires to cause OMP Operating to accept and acquire the Subject Interests in accordance with the terms of this Agreement (the “Transaction”);
WHEREAS, (a)(i) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board”) of the General Partner has previously received an opinion of Baird, the financial advisor to the Conflicts Committee, that, as of such date and subject to the various assumptions, qualifications and limitations set forth therein, the consideration to be paid in the Transaction is fair, from a financial point of view, to OMP and holders of OMP Common Units, other than the General Partner, OMS Holdings and their respective Affiliates and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement is in the best interests of the Partnership Group (as defined in the Amended and Restated Agreement of Limited Partnership of OMP dated as of September 25, 2017 (the “Partnership Agreement”)), unanimously approved the Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board approve the Transaction and (b) subsequently, the Board has approved the Transaction; and

WHEREAS, in accordance with Section 8.6 of the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 22, 2017, OMS Holdings, in its capacity as the managing member of the General Partner, has approved the Transaction.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that such term when used (a) with respect to OMS Holdings, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with OMS Holdings, excluding OMP, the General Partner, OMP Operating and its subsidiaries and (b) with respect to OMP, shall mean only the General Partner and OMP Operating. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreement” has the meaning ascribed to such term in the preamble.
“Applicable Law” means, with respect to any matter, any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to such matter.
“Assets” means all of the assets owned as of the Closing Date by the DevCos.
“Assignment Agreement” means the Assignment Agreement between OMS and OMP Operating dated as of the Closing Date, a form of which is attached hereto as Exhibit A.
“Baird” means Robert W. Baird & Co. Incorporated.
“Base Purchase Price” has the meaning ascribed to such term in Section 2.2.
“Beartooth DevCo” has the meaning ascribed to such term in the recitals.
“Board” has the meaning ascribed to such term in the recitals.
“Bobcat DevCo” has the meaning ascribed to such term in the recitals.
“Business Day” means any day except a Saturday, a Sunday and any day that is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, in each case, in Houston, Texas.

“Cash Consideration” means the sum of the Cash Payment and the Cash Distribution.
“Cash Distribution” has the meaning ascribed to such term in Section 2.2(a).
“Cash Payment” has the meaning ascribed to such term in Section 2.2(b).
“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.
“Closing” has the meaning ascribed to such term in Section 2.1.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Conflicts Committee” has the meaning ascribed to such term in the recitals.
“Consideration” has the meaning ascribed to such term in Section 2.2.
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means any direct or indirect losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“DevCo Contracts” means (a) every contract that materially affects the ownership, operation or business of the DevCos or the Assets to which any DevCo is a party or to which any Asset is subject as of the date of this Agreement and which remains executory in whole or in part and (b) each DevCo LLC Agreement.
“DevCo Financial Statements” has the meaning ascribed to such term in Section 3.5(a).
“DevCo LLC Agreement” means, with respect to Bobcat DevCo, the Amended and Restated Limited Liability Company Agreement of Bobcat DevCo, dated as of September 25, 2017, by and between OMP Operating and OMS, as amended by that certain Amendment No. 1 thereto dated November 7, 2017, and, with respect to Beartooth DevCo, the Amended and Restated Limited Liability Company Agreement of Beartooth DevCo, dated as of September 25, 2017, by and between OMP Operating and OMS, as amended by that certain Amendment No. 1 thereto dated November 7, 2017.
“DevCo Permits” has the meaning ascribed to such term in Section 3.11(a).
“DevCos” has the meaning ascribed to such term in the recitals.
“Disclosure Schedules” has the meaning ascribed to such term in Article III.
“Direct Claim” has the meaning ascribed to such term in Section 8.5.
“Dispute” has the meaning ascribed to such term in Section 9.5(a).
“Effective Time” means 12:00 am CT on July 1, 2018.
“Environmental Laws” means any Applicable Law, statute, regulation, rule (including fundamental principles of common law), ordinance, judgment, order, decree, injunction or other legally enforceable directive or requirement of any Governmental Authority with jurisdiction over any DevCo, or their respective Assets, operations and businesses, in effect as of the Closing Date and relating to: (a) pollution, (b) protection of the environment or human health or workplace safety (to the extent such health or safety relates to exposure to Hazardous Materials), (c) the Release of Hazardous Materials or (d) the generation, manufacture, processing, distribution, handling, use, treatment, storage, transport or disposal of Hazardous Materials. Without limiting the foregoing definition, Environmental Laws includes the Resource Conservation and Recovery Act, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the National Environmental Policy Act, the Pollution Prevention Act of 1990, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act and the Federal Insecticide, Fungicide and Rodenticide Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“General Partner” has the meaning ascribed to such term in the preamble.
“Governmental Approval” has the meaning ascribed to such term in Section 3.3(b).

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.
“Hazardous Materials” means any substance, whether by its nature or its use, that is regulated under or pursuant to any Environmental Law including any: (a) substance listed, defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “pollutant,” “contaminant” or words of similar meaning or import found in any Environmental Law, (b) petroleum, petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, oil and natural gas exploration and production wastes, natural gas, synthetic gas or crude oil and any components, fractions or derivatives thereof and (c) asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde or radon.
“Intended Tax Treatment” has the meaning ascribed to such term in Section 6.5.
“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry. The designated personnel for OMS Holdings and OMP are set forth on Appendix A.
“Lien” means any mortgage, deed of trust, lien, assessment, security interest, pledge, conditional sales contract, charge, encumbrance, purchase option or right, easement or other similar property interest.
“Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value of the Assets, or the business, operations or financial condition of the DevCos, taken as a whole, other than any effect or change (i) that impacts the onshore midstream industry generally (including any change in the prices of crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in the United States or global political or economic conditions or financial markets in general, or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (i) and (ii), the impact on the Assets or the business, operations or financial condition of the DevCos, taken as a whole, is not materially disproportionate to the impact on similarly situated assets or businesses in the onshore midstream industry, or (b) the ability of OMS Holdings or OMS to perform their obligations under this Agreement and the Assignment Agreement or to consummate the transactions contemplated hereby or thereby.
“Minimum Claim Amount” has the meaning ascribed to such term in Section 8.6(a).
“New OMP Common Units” means the OMP Common Units issued to OMS Holdings pursuant to Section 2.2(b).
“Notice” has the meaning ascribed to such term in Section 9.4.
“Oasis” has the meaning ascribed to such term in the preamble.

“Offering” means any offering and sale of OMP Common Units pursuant to the Purchase Agreement or the Underwriting Agreement.
“Offering Option” has the meaning ascribed to such term in Section 7.1(g).
“Omnibus Agreement” means that certain Omnibus Agreement among Oasis, Oasis Petroleum LLC, OMS Holdings, OMS, OMP and the General Partner, dated as of September 25, 2017.
“OMP” has the meaning ascribed to such term in the preamble.
“OMP Common Units” means common units representing limited partner interests in OMP.
“OMP Indemnified Parties” has the meaning ascribed to such term in Section 8.1.
“OMP Operating” has the meaning ascribed to such term in the preamble.
“OMS” has the meaning ascribed to such term in the preamble.
“OMS Holdings” has the meaning ascribed to such term in the preamble.
“OMS Holdings Indemnified Parties” has the meaning ascribed to such term in Section 8.2.
“Outside Date” shall mean the date that is 45 days after the date of this Agreement.
“Partnership Agreement” has the meaning ascribed to such term in the recitals.
“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with Persons other than OMS Holdings, OMP, the DevCos and their respective Affiliates entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or OMS Holdings’ or OMS’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Assets; (g) all rights to consent or require notices to, filings with or other actions by Governmental Authorities or Persons other than OMS Holdings, OMP, the DevCos and their respective Affiliates in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens disclosed on Schedule 3.6 hereto.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization, Governmental Authority or other entity.
“Purchase Agreement” means that certain purchase agreement by and among OMP and the purchasers party thereto, to be entered into prior to the Closing Date, providing for the offer and sale by OMP and purchase by the purchasers of OMP Common Units in a private placement.
“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing, whether intentional or unintentional.
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of September 25, 2017, by and among OMP, as parent, OMP Operating, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto, as amended.
“Rules” has the meaning ascribed to such term in Section 9.5(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subject Interests” has the meaning ascribed to such term in the recitals.
“Supplemental Disclosure Letter” has the meaning ascribed to such term in Section 5.2.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
“Transaction” has the meaning ascribed to such term in the recitals.
“Transfer Taxes” has the meaning ascribed to such term in Section 6.2.

“Tribunal” has the meaning ascribed to such term in Section 9.5(b).
“Underwriting Agreement” means that certain underwriting agreement by and among OMP and the underwriters party thereto, to be entered into prior to the Closing Date, providing for the offer and sale by OMP and purchase by the underwriters of OMP Common Units.
Section 1.2    Construction. In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE II
CONVEYANCE AND CLOSING
Section 2.1    Conveyance. Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, at the closing of the Transaction (the “Closing”), OMS Holdings shall cause OMS to contribute, transfer, assign and convey the Subject Interests to OMP Operating, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and OMP Operating, in its capacity as designee of OMP, shall accept and acquire the Subject Interests from OMS. The contribution, transfer, assignment and conveyance of the Subject Interests shall be effective as of the Effective Time.
Section 2.2    Consideration. At the Closing, in exchange for the contribution of the Subject Interests, OMP shall pay the consideration set forth in this Section 2.2, the total value of which shall be $250 million (the “Base Purchase Price”), which shall be subject to adjustment as of the Closing Date in accordance with Schedule 2.2 to account for the transfer being effective as of the Effective Time (as so adjusted, the “Consideration”). The Consideration shall be payable at Closing as follows:
(a)    OMP shall distribute to OMS Holdings $125 million in cash (the “Cash Distribution”), with such cash to be sourced from borrowings under the Revolving Credit Agreement and to be treated, in part, as a reimbursement of capital expenditures; and
(b)    OMP shall distribute to OMS Holdings an amount in cash and/or issue to OMS Holdings or its designee a number of OMP Common Units with an aggregate value equal to the Consideration less the Cash Distribution, which, at the option of OMP, shall be comprised of one or more of the following: (i) cash proceeds from an Offering by OMP or cash from any other source available to OMP (the “Cash Proceeds”) and/or (ii) a number of OMP Common Units which, (A) if the Offering is consummated, will be valued at the price at which the OMP Common Units are offered to the purchasers in the Offering (without taking into account any initial purchaser or underwriting discounts or commissions) or (B) if the Offering is not consummated, will be valued at the volume-weighted average trading price of an OMP Common Unit on the New York Stock

Exchange during the five-day trading period ending on the Closing Date (or, if the Closing Date is not a trading day, the immediately preceding trading day), in any event, with any fractional OMP Common Unit being rounded to the nearest whole number of OMP Common Units.
Section 2.3    Closing.
(a)    The Closing shall be held at the offices of Oasis at 1001 Fannin Street, Suite 1500, Houston, TX 77002 within three Business Days of the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than the conditions that must be satisfied at the Closing), or at such other time and place as the parties may agree.
(b)    At the Closing, OMP or its designee shall deliver, or cause to be delivered, the following:
(i)    the New OMP Common Units, if any, together with evidence that such New OMP Common Units have been approved for listing on the New York Stock Exchange (subject to official notice of issuance);
(ii)    the Cash Consideration by wire transfer in immediately available funds paid to OMS Holdings or its designee(s);
(iii)    a counterpart of the Assignment Agreement, duly executed by OMP Operating;
(iv)    a certificate of good standing of recent date of OMP, OMP Operating and the General Partner;
(v)    a certificate, dated as of the Closing, from a duly elected officer of OMP to the effect that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and
(vi)    such other certificates, instruments of conveyance and documents as may be reasonably requested by OMS Holdings at least two Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)    At the Closing, OMS Holdings or its designee shall deliver, or cause to be delivered, the following:
(i)    a counterpart of the Assignment Agreement, duly executed by OMS;
(ii)    a certificate of good standing of recent date of OMS Holdings, OMS and each DevCo;
(iii)    foreign qualification certificates of recent date of each DevCo;

(iv)    an affidavit, duly executed and acknowledged by Oasis and dated as of the Closing Date, in accordance with Treasury Regulation §1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that Oasis is not a “foreign person” for such purposes;
(v)    a certificate, dated as of the Closing, from a duly elected officer of OMS Holdings to the effect that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied; and
(vi)    such other certificates, instruments of conveyance and documents as may be reasonably requested by OMP at least two Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF OMS HOLDINGS AND OMS
OMS Holdings and OMS hereby represent and warrant to OMP that, except as disclosed in the disclosure schedules delivered to OMP on the date of this Agreement (the “Disclosure Schedules”) (it being understood that any information set forth on any section of the Disclosure Schedules shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):
Section 3.1    Organization.
(a)    OMS Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    OMS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(c)    Each DevCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and Assets and to carry on its business as now conducted. Each DevCo is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and Assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Authority and Approval.
(a)    Each of OMS Holdings and OMS has full limited liability company power and authority to execute and deliver this Agreement and, in the case of OMS, the Assignment Agreement,

to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by either of them. The execution and delivery by OMS Holdings and OMS of this Agreement and, in the case of OMS, the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by OMS Holdings or OMS, as the case may be, have been duly authorized and approved by all requisite limited liability company action on the part of each of OMS Holdings and OMS.
(b)    This Agreement has been duly executed and delivered by each of OMS Holdings and OMS and constitutes the valid and legally binding obligation of each of OMS Holdings and OMS, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 3.3    No Conflict; Consents.
(a)    The execution, delivery and performance of this Agreement and the Assignment Agreement by OMS Holdings and OMS, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of or require the consent of any Person under any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement or other organizational documents of Oasis, OMS Holdings, OMS or any DevCo; (ii) conflict with or violate any provision of Applicable Law that applies to Oasis, OMS Holdings, OMS or any DevCo or any property or Asset of any DevCo; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Oasis, OMS Holdings, OMS or any DevCo is a party or by which any of them or any of the Assets are bound; (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Assets or on the Subject Interests under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, or (v) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by either of the DevCos that is necessary for the ownership, lease or operation of the Assets as now conducted, except in the case of clauses (ii), (iii), (iv) and (v) for those items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or result in any material liability or obligation of OMP, OMP Operating or any DevCo (other than any liability or obligation hereunder); and
(b)    No consent, approval, license, permit, order, waiver or authorization of or registration, declaration or filing with, any Governmental Authority (each, a “Governmental Approval”) or consent, approval, license, permit, order, waiver or authorization of, or registration, declaration or filing with, any other Person is required to be obtained or made by OMS Holdings,

OMS or any DevCo in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing without any material liability on OMP, OMP Operating or any DevCo).
Section 3.4    Ownership; Title to Subject Interests.
(a)    OMS owns, beneficially and of record, the Subject Interests and will convey good title, free and clear of all Liens, to the Subject Interests to OMP Operating. Except (i) as expressly provided in the applicable DevCo LLC Agreement, (ii) the contribution of the Subject Interests contemplated by this Agreement, (iii) restrictions under applicable federal and state securities laws and (iv) as set forth on Schedule 3.4, the Subject Interests are not subject to any agreements or understandings with respect to their voting or transfer, members’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy arrangement. The Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).
(b)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from either DevCo any equity interests of or in such DevCo, (ii) no commitments on the part of either DevCo to issue limited liability company interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of either DevCo reserved for issuance for any such purpose. Neither DevCo has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except as expressly provided in the applicable DevCo LLC Agreement, in this Agreement and as set forth on Schedule 3.4, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of any DevCo. No DevCo has any outstanding bonds, debentures, notes or other liabilities the holders of which have the right to vote on any matter (or convertible into or exercisable for securities having the right to vote on any matter) with the holders of the Subject Interests. Neither DevCo owns any equity interests in any other Person.
Section 3.5    Financial Information; Undisclosed Liabilities.
(a)    OMS Holdings has provided to OMP a true and complete copy of the unaudited consolidated balance sheet of each DevCo as of December 31, 2017 and June 30, 2018, and the related statement of income for the period that began September 25, 2017 and ended December 31, 2017 and for the six months ended June 30, 2018 (collectively, the “DevCo Financial Statements”). The DevCo Financial Statements (i) are consistent with the books and records of the applicable DevCo, and (ii) present fairly in all material respects the financial position of the applicable DevCo as of the date thereof. There are no material off balance sheet arrangements of any DevCo, and the

DevCo Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented.
(b)    Except as disclosed on Schedule 3.5 hereto, there are no liabilities or obligations of any DevCo of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and, to OMS Holdings’ Knowledge, there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the DevCo Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2018 and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.
Section 3.6    Title to DevCo Properties; Condition of Assets.
(a)    Each DevCo has (i) good and marketable fee simple title to the owned real property used or held for use by such DevCo for the conduct of such DevCo’s business, free and clear of any Liens (other than Permitted Liens) and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used or held for use by such DevCo for the conduct of such DevCo’s business, free and clear of any Liens (other than Permitted Liens). All tangible personal property included in the Assets is owned by the applicable DevCo free and clear of all Liens (other than Permitted Liens).
(b)    Except as disclosed on Schedule 3.6 hereto:
(i)    the Assets are (x) in good operating condition and repair (normal wear and tear excepted) and have been maintained in accordance with generally accepted industry practices, (y) free from any material defects (other than Permitted Liens) and (z) suitable for the purposes for which they are currently used;
(ii)    none of the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time; and
(iii)    the Assets are sufficient to conduct the business and operations of the applicable DevCo in a manner consistent in all material respects with the way the business and operations of the applicable DevCo is conducted as of the date of this Agreement.
Section 3.7    Litigation; Laws and Regulations. Except as disclosed on Schedule 3.7 hereto:
(a)    there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or threatened against either DevCo, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against either DevCo or (iii) pending or threatened investigations by any Governmental Authority against either DevCo, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Neither DevCo is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.8    No Adverse Changes. Since December 31, 2017:
(a)    there has not been a Material Adverse Effect; and
(b)    there has not been any damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance, in excess of $2,000,000; and
(c)    the business and operations of the applicable DevCo and the Assets have been operated and maintained in the ordinary course of business consistent with past practices.
Section 3.9    Taxes.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect (i) all Tax Returns required to be filed by or with respect to the DevCos, the Assets or the operations of the DevCos have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the DevCos, or any of their Affiliates with respect to the DevCos, the Assets or the operations of the DevCos, including, but not limited to, any Tax that any of the DevCos are required to withhold and remit on behalf of another, as applicable, that are or have become due have been timely paid, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Assets or the Subject Interests that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending or, to OMS Holdings’ Knowledge, threatened action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the DevCos, the Assets or the operations of the DevCos.
(b)    Each DevCo is classified as a partnership for U.S. federal income tax purposes and has in effect or is eligible to make an election pursuant to Section 754 of the Code.
(c)    For the most recent four complete calendar quarters for which financial information is available, at least 90% of the gross income generated by each DevCo has been “qualifying income” within the meaning of Section 7704(d) of the Code.
Section 3.10    Environmental Matters. Except as disclosed on Schedule 3.10 hereto, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    each DevCo and its Assets, operations and business are in compliance with Environmental Laws, which compliance includes the timely application for, or possession and maintenance of and, to the extent received, compliance with, all material permits, permit exemptions, licenses or similar authorizations required under all Environmental Laws;
(b)    to OMS Holdings’ Knowledge, no circumstances exist with respect to either DevCo or their respective Assets, operations or business that give rise to an obligation by such DevCo or its operators to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any Environmental Laws;
(c)    neither DevCo has received any written communication from a Governmental Authority that remains unresolved alleging that it may be in violation of any Environmental Law or any permit, permit exemption, license or similar authorizations issued pursuant to Environmental Law;
(d)    neither DevCo nor its Assets, operations or business are subject to any pending or, to OMS Holdings’ Knowledge, threatened claim, action, suit, investigation or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any analogous state law);
(e)    all permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained by either DevCo under any Environmental Law in connection with its Assets, operations and business have been timely applied for or duly obtained, are valid and currently in effect, and each DevCo and its Assets, operations and business are in compliance with such received permits, permit exemptions, licenses or authorizations;
(f)    there has been no Release of any Hazardous Material into the environment by either DevCo, or their respective Assets, operations or business, except in compliance with Environmental Law; and
(g)    neither DevCo or their Assets is the subject of any outstanding administrative or judicial order or judgment, consent agreement or arbitration award from a Governmental Authority under any Environmental Law that requires remediation or the payment of a fine or penalty.
Notwithstanding any other provision of this Article III to the contrary, this Section 3.10 contains the sole and exclusive representations and warranties of OMS Holdings and OMS with respect to matters arising under Environmental Law, including Hazardous Materials.
Section 3.11    Licenses; Permits. As of the date of this Agreement:
(a)    Each DevCo has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its respective business as now being conducted (collectively, “DevCo Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in a Material Adverse Effect.

(b)    All DevCo Permits are validly held by the applicable DevCo or its operators and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Each DevCo has complied with all terms and conditions of its respective DevCo Permits, except as would not reasonably be expected to have a Material Adverse Effect.
(d)    There is no outstanding written notice nor any other notice of revocation, cancellation or termination of any DevCo Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    No proceeding is pending or threatened with respect to any alleged failure by either DevCo to have any material DevCo Permit necessary for the operation of any of the Assets or the conduct of such DevCo’s business.
Section 3.12    DevCo Contracts. Except as disclosed on Schedule 3.12 hereto:
(a)    each DevCo Contract is valid, binding and enforceable in all material respects and in full force and effect, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)    each DevCo Contract will continue to be so valid, binding and enforceable and in full force and effect on terms identical to those contemplated in (a) above following the consummation of the transactions contemplated by this Agreement;
(c)    (x) neither DevCo nor, to OMS Holdings’ Knowledge, any applicable counterparty to any DevCo Contract is in material breach or default of any DevCo Contract, and (y) to OMS Holdings’ Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default under any DevCo Contract;
(d)    none of OMS Holdings or any of its Affiliates is in breach or default of any DevCo Contract to which it is a party, and no event has occurred that, with notice or lapse of time, would constitute a breach or default by any such party under any such DevCo Contract; and
(e)    the DevCo Contracts are sufficient for the ownership, use, operation and maintenance of the Assets in the ordinary course of business consistent with past practices.
Section 3.13    Employees. Neither DevCo has, nor has had, any employees, nor has either DevCo maintained or contributed to, nor is either DevCo subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to ERISA.
Section 3.14    Transactions with Affiliates. Except as otherwise contemplated in this Agreement, neither DevCo is or, as of the date of this Agreement, was a party to any material agreement, contract or arrangement with any of its Affiliates.

Section 3.15    Insurance. All material insurance policies that each DevCo holds or OMS Holdings or OMS hold with respect to either DevCo and the Subject Interests, whether OMS Holdings, OMS or either DevCo is the beneficiary, are in full force and effect, all premiums due and payable under such policies have been paid, and neither OMS Holdings nor OMS nor any DevCo has received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.
Section 3.16    Brokerage Arrangements. None of OMS Holdings or its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate OMP or any of its Affiliates, or either DevCo, to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the Assignment Agreement or the transactions contemplated hereby or thereby.
Section 3.17    Books and Records. All books and records maintained by, or made available to, OMS Holdings or OMS with respect to the DevCos and the Subject Interests made available for inspection by OMP, the Conflicts Committee or their advisors have been accurate in all material respects.
Section 3.18    Regulatory Matters. Each DevCo has duly filed all forms and reports required to be filed by or with respect to such DevCo (and its business, operations and Assets) with any state public utility commission having jurisdiction over any of such DevCo’s business, operations or Assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any failure to obtain such approval, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.19    Projections. The financial projections provided by OMS and/or OMS Holdings to the Conflicts Committee and its advisors in connection with the evaluation of this Agreement and the Transaction (the “Projections”) have been prepared in good faith and are based on reasonable assumptions.
Section 3.20    No Other Representations. Except as set forth in this Article III, none of OMS Holdings, OMS or their respective Affiliates makes any other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OMP AND OMP OPERATING
The General Partner, OMP and OMP Operating hereby jointly and severally represent and warrant to OMS Holdings and OMS as follows:
Section 4.1    Organization and Existence.
(a)    The General Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    OMP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(c)    OMP Operating is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
Section 4.2    Authority and Approval.
(a)    Each of the General Partner, OMP and OMP Operating has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by the General Partner, OMP and OMP Operating have been duly authorized and approved by all requisite limited partnership or limited liability company action, as applicable, of the General Partner, OMP and OMP Operating.
(b)    This Agreement has been duly executed and delivered by or on behalf of the General Partner, OMP and OMP Operating and constitutes the valid and legally binding obligation of the General Partner, OMP and OMP Operating, enforceable against the General Partner, OMP and OMP Operating in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.3    No Conflict; Consents.
(a)    The execution, delivery and performance of this Agreement by the General Partner, OMP and OMP Operating does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with, result in any breach of or require the consent of any Person under any of the terms, conditions or provisions of the certificate of limited partnership of OMP or the Partnership Agreement or the certificate of formation or limited liability company agreement of the General Partner or OMP Operating; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the General Partner, OMP, OMP Operating or any property or asset of the General Partner, OMP or OMP Operating; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the General Partner, OMP or OMP Operating is a party or by which it is bound or to which any of its property is subject, except in the case of clauses (ii) and (iii) for those items that, individually or in the aggregate, would not reasonably be expected to affect the ability of any of the General Partner, OMP or OMP Operating to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
(b)    No Governmental Approval or consent, approval, license, permit, order, waiver or authorization of, or registration, declaration or filing with, any other Person is required to be obtained or made by or with respect to the General Partner, OMP or OMP Operating in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate would not reasonably be expected to affect the ability of any of the General Partner, OMP or OMP Operating to perform its obligations under this Agreement or to consummate the transactions contemplated hereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 4.4    Brokerage Arrangements. Except for any fees and expenses of Baird incurred in connection with the Transaction, none of the General Partner, OMP or OMP Operating has entered (directly or indirectly) into any agreement with any Person that would obligate the General Partner, OMP, OMP Operating or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.
Section 4.5    Litigation. Except as disclosed on Schedule 4.5 hereto, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to OMP’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of the General Partner’s, OMP’s or OMP Operating’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the General Partner, OMP or OMP Operating of the transactions contemplated by this Agreement or (ii) Damages in connection with any such consummation.
Section 4.6    Investment Intent. OMP Operating is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The General Partner, OMP and OMP Operating acknowledge that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.
Section 4.7    Valid Issuance of Units.
(a)    The New OMP Common Units and the limited partner interests represented thereby have been duly authorized by OMP in accordance with the Partnership Agreement prior to the Closing Date and, when issued and delivered to OMS Holdings in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities laws, (ii) such Liens as are created by OMS Holdings or OMS and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act; and
(b)    Except for any such preemptive rights that have been waived or set forth in the Partnership Agreement, there are no Persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the New OMP Common Units; and, except (i) pursuant to this Agreement, (ii) for the New OMP Common Units issued pursuant to this Agreement, (iii) for any OMP Common Units issued pursuant to the Offering, (iv) for awards issued pursuant to the Oasis Midstream Partners LP 2017 Long-Term Incentive Plan, as amended, or (v) as disclosed in OMP’s public filings with the Commission pursuant to the Securities Act or the Exchange Act, as applicable, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in OMP are outstanding.
Section 4.8    No Other Representations. Except as set forth in this Article IV, none of the General Partner, OMP or OMP Operating make any other representations or warranties.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS
Section 5.1    Operation of the DevCos.
(a)    Except as provided by this Agreement or as consented to by the other party, during the period from the date of this Agreement through the Closing Date, each of OMS Holdings, OMS and OMP shall cause the DevCos to:
(i)    conduct their respective businesses and operations in the usual and ordinary course thereof; and
(ii)    preserve, maintain and protect the Assets and operations of the DevCos as are now being conducted.
(b)    Except as provided by this Agreement or as consented to by the other party, during the period from the date of this Agreement through the Closing Date, neither OMS Holdings, OMS or OMP shall permit either DevCo to:
(i)    amend its organizational documents;
(ii)    liquidate, dissolve, recapitalize or otherwise wind up its business;
(iii)    enter into any DevCo Contract, or terminate any DevCo Contract or amend any DevCo Contract in any material respect, in each case, other than in the ordinary course of business;

(iv)    purchase or otherwise acquire (including by lease) any Asset or business of, or any equity interest in, any Person other than in the ordinary course of business;
(v)    sell, lease, abandon or otherwise dispose of any Asset other than in the ordinary course of business;
(vi)    take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any Assets;
(vii)    merge, consolidate or enter into any other business combination with any Person;
(viii)    issue or sell any limited liability company interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business;
(ix)    other than in the ordinary course of business, make any distribution with respect to its limited liability company interests or redeem, purchase or otherwise acquire any of its limited liability company interests;
(x)    take any action that would reasonably be expected to result in any representation and warranty of OMS Holdings or OMS set forth in this Agreement becoming untrue in any material respect; or
(xi)    agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.2    Disclosure Schedule Update. OMS Holdings and OMS shall have the right to disclose additional matters in a letter to OMP (a “Supplemental Disclosure Letter”) at any time prior to the tenth Business Day prior to the Closing Date, with respect to any event, condition, fact or circumstance that arises, or with respect to which OMS Holdings’ knowledge is first obtained, following the date of this Agreement that, had such additional matters been existing or occurring or of which OMS Holdings had been aware as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules delivered to OMP on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and/or as of the Closing Date. OMP shall have ten Business Days after receipt of such Supplemental Disclosure Letter in which to review the Supplemental Disclosure Letter. If OMP has the right to terminate this Agreement pursuant to Section 10.1 as a result of any matter disclosed in such Supplemental Disclosure Letter, but does not exercise such termination right by giving written notice to OMS within ten Business Days after delivery of such Supplemental Disclosure Letter, then each supplement or amendment will be effective for purposes of Section 7.1(a), as if such supplement or amendment had been disclosed on the Disclosure Schedules delivered on the date of this Agreement, and OMP shall be deemed to have waived its right to subsequently assert that the conditions in Section 7.1(a) have not been satisfied on account thereof and OMP shall have no right to subsequently terminate this Agreement pursuant to Section 10.1 on account thereof; provided, however, that such Supplemental Disclosure Letter shall not be taken into account for purposes of Section 8.1 and shall not affect the rights of OMP to bring any claim against Oasis, OMS Holdings or OMS for indemnification under Section 8.1.
Section 5.3    Call Right under Partnership Agreement. Notwithstanding the provisions of Section 15.1 of the Partnership Agreement, the Parties hereby agree that if the New OMP Common Units issued to OMS Holdings or its designee pursuant to this Agreement, if any, cause the General Partner and its Affiliates (each as defined in the Partnership Agreement) to hold more than 75% of the total Limited Partner Interests (as defined in the Partnership Agreement) of any class then Outstanding (as defined in the Partnership Agreement) as of the Closing Date, then such New OMP Common Units shall not be treated as Outstanding for purposes of calculating whether on any date prior to the first anniversary of the Closing Date the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding for purposes of Section 15.1 of the Partnership Agreement.
ARTICLE VI
TAX MATTERS
Section 6.1    Liability for Income Taxes.
(a)    Oasis, OMS Holdings and OMS, jointly and severally, shall be liable for, and shall indemnify, defend and hold harmless the General Partner, OMP and OMP Operating from, any unpaid income Taxes imposed on or incurred by or with respect to the Subject Interests or the Assets attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.
(b)    The General Partner, OMP and OMP Operating, jointly and severally, shall be liable for any income Taxes imposed on or incurred by or with respect to the Subject Interests or the Assets attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.
(c)    Whenever it is necessary for purposes of this Article VI to determine the amount of any Taxes imposed on or incurred by or with respect to the Subject Interests or the Assets for a taxable period beginning before and ending after the Closing Date that is allocable to the period ending on or prior to the Closing Date, the determination shall be made in accordance with the applicable DevCo LLC Agreement.
(d)    If the General Partner, OMP or OMP Operating receives a refund of any income Taxes that Oasis, OMS Holdings or OMS is responsible for hereunder, or if OMS Holdings or OMS receives a refund of any income Taxes that the General Partner, OMP or OMP Operating is responsible for hereunder, the party receiving such refund shall, within 90 days after receipt of such refund, remit it to the party that has responsibility for such Taxes hereunder less any expenses incurred by such recipient party in obtaining such refund. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.
(e)    For U.S. federal income tax purposes, the parties agree to report any payments with respect to Section 6.1, Section 8.1 and Section 8.2 as an adjustment to the Consideration.

Section 6.2    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne by the party to whom such obligation is imposed. Such party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, OMS Holdings and OMP shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 6.3    Allocation of Consideration. The parties will use commercially reasonable efforts to agree upon an allocation of the Consideration to the Subject Interests and further among the Assets for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.
Section 6.4    Conflict. In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.
Section 6.5    Tax Treatment. To the extent OMP Common Units are issued as part of the Consideration, the parties intend that for U.S. federal income Tax purposes (the “Intended Tax Treatment”) the Transaction shall be treated (a) in part, consistent with the requirements of Section 721(a) of the Code, as a contribution of property to OMP by Oasis in exchange for the New OMP Common Units and distributions of cash from OMP that are not treated as consideration in a disguised sale, to the maximum extent allowed for such distributions to be treated (i) first, as a debt-financed transfer pursuant to Treasury Regulations Section 1.707-5(b) and (ii) then, to the extent not treated as a debt-financed transfer, as a reimbursement of capital expenditures described in Treasury Regulation Section 1.707-4(d), and (b) in part as a taxable sale of the Subject Interests to OMP by Oasis. Except as otherwise required by Applicable Law, following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction, the parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to the Obligations of OMP. The obligations of OMP to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by OMP:
(a)    (i) The representations and warranties of OMS Holdings and OMS set forth in Article III (other than those representations and warranties referenced in clause (ii) below) shall (x) in the case of a representation or warranty qualified as to materiality or Material Adverse Effect, be true and correct in all respects as of the date of the Closing (unless such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (y) in the case of a representation or warranty not so qualified, be true and correct in all material respects (unless such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in each case of clause (x) and (y), to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in a Material Adverse Effect and (ii) in the case of a representation or warranty contained in Sections 3.1, 3.2, 3.4 and 3.6, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time.
(b)    OMS Holdings and OMS shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by either of them by the time of the Closing.
(c)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition, preventing the consummation of the transactions contemplated hereby shall be in effect.
(d)    OMS Holdings or OMS or their respective designees shall have delivered, or caused to be delivered, to OMP all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
(e)    With respect to the purchasers’ or the underwriters’ option to purchase additional OMP Common Units pursuant to the Purchase Agreement or the Underwriting Agreement, as applicable (the “Offering Option”), the earliest to occur of the following events shall have occurred: (i) the purchasers or the underwriters, as applicable, exercise the Offering Option, (ii) the purchasers or the underwriters, as applicable, waive in writing their right to exercise the Offering Option or (iii) the time period during which the Offering Option may be exercised expires without any exercise thereof.
Section 7.2    Conditions to the Obligations of OMS Holdings. The obligations of OMS Holdings to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by OMS Holdings:
(a)    The representations and warranties of OMP set forth in Article IV shall (i) in the case of a representation or warranty qualified as to materiality or Material Adverse Effect, be true and correct in all respects as of the date of the Closing (unless such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date) and (ii) in the case of a representation or warranty not so qualified, be true and correct in all material respects (unless such representation or warranty specifies an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in each case of clause (i) and (ii), to the extent that the failure of such representations and warranties to be so true and correct would not prevent OMP from performing its obligations under this Agreement.

(b)    OMP shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.
(c)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition, preventing the consummation of the transactions contemplated hereby shall be in effect.
(d)    OMP or its designee shall have delivered, or caused to be delivered, to OMS Holdings all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).
(e)    With respect to the Offering Option, the earliest to occur of the following events shall have occurred: (i) the purchasers or the underwriters, as applicable, exercise the Offering Option, (ii) the purchasers or the underwriters, as applicable, waive in writing their right to exercise the Offering Option or (iii) the time period during which the Offering Option may be exercised expires without any exercise thereof.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Indemnification of OMP. Subject to the limitations set forth in this Agreement, Oasis, OMS Holdings and OMS shall indemnify, defend and hold OMP and OMP Operating and their respective securityholders, directors, officers and employees, and the officers, directors and employees of the General Partner, but otherwise excluding OMS Holdings, OMS and their Affiliates (the “OMP Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any OMP Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of OMS Holdings or OMS in this Agreement and (b) any breach of any agreement or covenant on the part of OMS Holdings or OMS made under this Agreement or in connection with the transactions contemplated hereby or thereby; provided, however, that, for purposes of determining the amount of any Damages suffered or incurred by the OMP Indemnified Parties for Damages other than those described in the final proviso of this Section 8.1, OMP’s acquisition pursuant to this Agreement of only 15% of the limited liability company interests of Bobcat DevCo and only 30% of the limited liability company interests of Beartooth DevCo, as the case may be, shall be taken into account such that the aggregate Damages suffered or incurred shall be deemed to equal no more than 15% of the total of such Damages for Bobcat DevCo or no more than 30% of the total of such Damages for Beartooth DevCo, as applicable; provided, further, however, that the amount of any Damages suffered or incurred as a result of any breach or inaccuracy of a representation set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.3 (No Conflicts; Consents), Section 3.4 (Ownership; Title to Subject Interests), Section 3.9(c) (Taxes), Section 3.16 (Brokerage Arrangements) and Section 3.17 (Books and Records) would equal 100% of the total of such Damages. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

Section 8.2    Indemnification of OMS Holdings. Subject to the limitations set forth in this Agreement, the General Partner, OMP and OMP Operating, jointly and severally, shall indemnify, defend and hold OMS Holdings, OMS and their Affiliates (other than any of the OMP Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “OMS Holdings Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the OMS Holdings Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of the General Partner, OMP or OMP Operating in this Agreement, or (b) any breach of any agreement or covenant on the part of the General Partner, OMP or OMP Operating made under this Agreement or in connection with the transactions contemplated hereby or thereby. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.
Section 8.3    Survival. All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is 12 months following the Closing Date, except (a) the representations and warranties of OMS Holdings and OMS set forth in Section 3.9 (Taxes) shall survive until the date that is 60 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of OMS Holdings and OMS set forth in Section 3.10 (Environmental Matters) shall terminate and expire on the 18-month anniversary of the Closing Date, (c) the representations and warranties of OMS Holdings and OMS set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Ownership) and Section 3.16 (Brokerage Arrangements) shall survive until the expiration of the applicable statute of limitations and (d) the representations and warranties of the General Partner, OMP and OMP Operating set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Broker Arrangements) shall survive until the expiration of the applicable statute of limitations. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
Section 8.4    Indemnification Procedures.
(a)    The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.
(b)    The indemnifying party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld.
(c)    The indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified party pursuant to this Section 8.4. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.
(d)    In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third-party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 8.5    Direct Claim. Any claim by an indemnified party with respect to any Damages that do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of 90 days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such 90-day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.
Section 8.6    Limitations on Indemnification.
(a)    To the extent that OMP Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), Oasis, OMS Holdings and OMS shall be liable only if (i) the Damages with respect to any individual claim exceed $50,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, 1% of the Consideration (the “Deductible Amount”), and then OMS Holdings and OMS shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Oasis’s, OMS Holdings’ and OMS’s aggregate liability to OMP Indemnified Parties under Section 8.1 exceed $37.5 million (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.9, Section 3.16 and Section 3.17; provided, that Oasis’s, OMS Holdings’ and OMS’s aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections and for breaches of covenants, shall not exceed the Consideration. In no event shall the General Partner’s, OMP’s and OMP Operating’s aggregate liability to OMS Holdings Indemnified Parties exceed the Consideration.
(b)    For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by an OMP Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term DevCo Contract); provided, that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.
(c)    Additionally, neither Oasis, OMS Holdings or OMS, on the one hand, nor the General Partner, OMP and OMP Operating, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third-party indemnity claims.
(d)    Notwithstanding any other provision to the contrary in this Agreement, this Agreement does not diminish or revoke any right of a party hereto that exists under the Omnibus Agreement.

Section 8.7    Sole Remedy. No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).
ARTICLE IX
MISCELLANEOUS
Section 9.1    Acknowledgements. Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.
Section 9.2    Cooperation; Further Assurances. OMS Holdings, OMS, the General Partner, OMP and OMP Operating shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition that would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.
Section 9.3    Expenses. Except as otherwise provided herein, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
Section 9.4    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery as follows:
If to OMS Holdings and/or OMS, addressed to:
OMS Holdings LLC
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Attn: General Counsel

If to the General Partner, OMP and/or OMP Operating, addressed to:
Oasis Midstream Partners LP
1001 Fannin Street, Suite 1500
Houston, TX 77002
Attn: General Counsel
Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 9.5    Arbitration.
(a)    Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”) shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.
(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators to be appointed in accordance with the Rules.
(c)    The seat of the arbitration shall be Houston, Texas.
(d)    The language of the arbitration shall be English.
(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.
(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other Person by any party or its counsel, agents, corporate parents, Affiliates or subsidiaries without the prior written consent of the other party / parties.
(g)    Nothing in this Section 9.5 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.
(h)    In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party, and the Tribunal is not empowered to award, punitive, exemplary, moral, multiple or similar non-compensatory damages.
(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.

(j)    Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 9.5(g) and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.
(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.
Section 9.6    Governing Law.
(a)    This Agreement shall be subject to and governed by the laws of the State of Delaware. Except as provided in Section 9.5, each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.
(b)    Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
Section 9.7    Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
Section 9.8    Entire Agreement; Amendments and Waivers.
(a)    This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.
(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.9    Conflicting Provisions. This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.
Section 9.10    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided, that OMP and OMP Operating may assign their right to receive the Subject Interests hereunder to a wholly owned subsidiary without the written consent of OMS Holdings, provided further, that OMP and OMP Operating shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to OMP Indemnified Parties and the OMS Holdings Indemnified Parties contained in the indemnification provisions of Article VIII.
Section 9.11    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, OMS Holdings and OMP shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 9.12    Interpretation. It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 9.13    Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such Exhibits are incorporated in the definition of “Agreement.”
Section 9.14    Multiple Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 9.15    Action by OMP. With respect to any action, notice, consent, approval, supplement, modification or waiver that is required to be taken or given or that may be taken or given by OMP with respect to the transactions contemplated hereby, such action, notice, consent, approval, supplement, modification or waiver shall be taken or given by the Conflicts Committee on behalf of OMP.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:
(a)    The parties may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof;
(b)    Any party by written notice to the other parties may terminate this Agreement if the Closing shall not have occurred on or before the Outside Date; provided, however, that no party may terminate this Agreement if such party is at such time in material breach of any provision hereof;
(c)    OMS by written notice to OMP may terminate this Agreement at any time prior to the Closing if OMP shall have materially breached its representations, warranties or covenants made hereunder and the aggregate effect of such breach or breaches has, or would reasonably be expected to, result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, and such breach or breaches are incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, have not been cured within 30 days after receipt of written notice thereof by OMS;
(d)    OMP by written notice to OMS may terminate this Agreement at any time prior to the Closing if OMS shall have materially breached its representations, warranties or covenants made hereunder and the aggregate effect of such breach or breaches has had, or would reasonably be expected to have, a Material Adverse Effect or would result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, and such breach or breaches are incapable of being cured by the Outside Date or, if capable of being cured by the Oustide Date, have not been cured within 30 days after receipt of written notice thereof by OMP.
Section 10.2    Effect of Termination Prior to Closing. If Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 10.1, then no Party shall have any further rights or obligations under this Agreement, except that (a) nothing herein shall relieve any Party from any liability for fraud or any willful breach of this Agreement, and (b) the provisions of Article IX shall survive termination of this Agreement.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
OMS HOLDINGS LLC

By:    /s/ Michael H. Lou
Name:    Michael H. Lou
Title:    Executive Vice President and Chief
Financial Officer

OASIS MIDSTREAM SERVICES LLC

By:    /s/ Michael H. Lou
Name:    Michael H. Lou
Title:    Executive Vice President and Chief
Financial Officer

OMP GP LLC

By:    /s/ Richard N. Robuck
Name:    Richard N. Robuck
Title:    Senior Vice President and Chief
Financial Officer

OASIS MIDSTREAM PARTNERS LP

By: OMP GP LLC, its General Partner

By:    /s/ Richard N. Robuck
Name:    Richard N. Robuck
Title:    Senior Vice President and Chief
Financial Officer

OMP OPERATING LLC

By:    /s/ Richard N. Robuck
Name:    Richard N. Robuck
Title:    Senior Vice President and Chief
Financial Officer

SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

OASIS PETROLEUM INC., for purposes of Articles VI and VIII hereof

By:    /s/ Michael H. Lou
Name:    Michael H. Lou
Title:    Executive Vice President and Chief
Financial Officer

SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

APPENDIX A
The designated personnel for OMS Holdings and OMP, for purposes of “Knowledge” in this Agreement, are set forth below.

1.	Taylor L. Reid

2.	Michael H. Lou

3.	Nickolas J. Lorentzatos

4.	Richard N. Robuck

EXHIBIT A
FORM OF ASSIGNMENT AGREEMENT
This Assignment Agreement, dated as of [•], 2018, is entered into by and between Oasis Midstream Services LLC, a Delaware limited liability company (“Assignor”), and OMP Operating LLC, a Delaware limited liability company (“Assignee” and, together with Assignor, the “Parties”).
RECITALS
WHEREAS, Assignor and Assignee are parties to that certain Contribution Agreement, dated as of November 7, 2018, by and among OMS Holdings LLC, a Delaware limited liability company (“OMS Holdings”), OMP GP LLC, a Delaware limited liability company, Oasis Midstream Partners LP, a Delaware limited partnership (“OMP”), Assignor, Assignee and, for certain limited purposes set forth therein, Oasis Petroleum Inc. a Delaware corporation (the “Contribution Agreement”);
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement;
WHEREAS, Assignor is a wholly owned subsidiary of OMS Holdings and Assignee is a wholly owned subsidiary of OMP;
WHEREAS, prior to the consummation of the transaction contemplated by the Contribution Agreement (the “Transaction”), Assignor owns 90% of the issued and outstanding limited liability company interests in Bobcat DevCo LLC, a Delaware limited liability company (“Bobcat DevCo”), and 60% of the issued and outstanding limited liability company interests in Beartooth DevCo LLC, a Delaware limited liability company (“Beartooth DevCo”);
WHEREAS, prior to the consummation of the Transaction, Assignee owns 10% of the issued and outstanding limited liability company interests in Bobcat DevCo and 40% of the issued and outstanding limited liability company interests in Beartooth DevCo;
WHEREAS, pursuant to the Contribution Agreement, Assignor desires to assign and transfer to Assignee an additional 15% limited liability company interest in Bobcat DevCo and an additional 30% limited liability company interest in Beartooth DevCo (collectively, the “Subject Interests”) in exchange for the Consideration, and Assignee desires to accept such assignment of the Subject Interests; and
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1.    Assignment and Assumption. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, under and to the Subject Interests. Assignee hereby accepts, and takes assignment of, the Subject Interests.

2.    Further Assurances. From time to time after the date hereof, each Party agrees to promptly take such further actions and execute and deliver such additional instruments of sale, transfer, assignment, conveyance and delivery, and such consents, assurances and other similar instruments as may be reasonably requested by the other Party in order to vest in Assignee (a) all right, title and interest in and to the Subject Interests and (b) all duties and obligations under the Subject Interests, and to otherwise carry out the purpose and intent of this Agreement.
3.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard for any conflict of law rules or principles that would require the application of the laws of any other jurisdiction.
4.    Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
5.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, portable document format (.pdf) signature or similar electronic signature delivery, all of which shall be considered originals and taken together shall constitute one and the same Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Assignment Agreement to be duly executed on its behalf by a representative duly authorized as of the date first set forth above.

ASSIGNOR:
OASIS MIDSTREAM SERVICES LLC
By: OMS Holdings LLC, its sole member

By:    _____________________________________
Name:
Title:

ASSIGNEE:
OMP OPERATING LLC

By: Oasis Midstream Partners LP, its sole member

By: OMP GP LLC, its general partner

By:    _____________________________________
Name:
Title:

SIGNATURE PAGE TO
FORM OF ASSIGNMENT AGREEMENT

SCHEDULE 2.2
PURCHASE PRICE ADJUSTMENT
The Base Purchase Price shall be (a) increased by an amount equal to the sum of (i) 15% of the aggregate amount, if any, of all cash or non-cash capital contributions made after the Effective Time through the Closing Date to Bobcat DevCo by or on behalf of its members and (ii) 30% of the aggregate amount, if any, of all cash or non-cash capital contributions made after the Effective Time through the Closing Date to Beartooth DevCo by or on behalf of its members and (b) decreased by an amount equal to the sum of (i) 15% of the aggregate amount, if any, of any cash or non-cash dividends or distributions made after the Effective Time through the Closing Date by Bobcat DevCo to its members and (ii) 30% of the aggregate amount, if any, of any cash or non-cash dividends or distributions made after the Effective Time through the Closing Date by Beartooth DevCo to its members.